Exhibit 4.1
DATED this 8th day of January 2009
(1)	BANCO SANTANDER, S.A.

(2)	ABBEY NATIONAL PLC

SHARE SUBSCRIPTION AGREEMENT

Slaughter and May
One Bunhill Row
London EC1Y 8YY
WSMR/WSW

AGREEMENT
DATED 8 January 2009
BETWEEN
(1)	BANCO SANTANDER, S.A. incorporated under the laws of Spain, having its registered office at Paseo de Pereda 9-12, Santander 39004, Spain, with Spanish tax identification number (CIF) A39.000.013 (the “Subscriber”); and
(2)	ABBEY NATIONAL PLC, a company incorporated in England and Wales (company number 02294747), having its registered office at Abbey National House, 2 Triton Square, Regents Place, London, NW1 3AN (the “Issuer”).
PRELIMINARY
(A)	The Issuer is a public limited company with authorised share capital of £2,475,000,000 divided into 24,750,000,000 ordinary shares of £0.10 each, of which 11,485,893,636 such ordinary shares are issued and fully paid up.

(B)	The Subscriber is the beneficial owner of all of the ordinary shares issued by the Issuer.

(C)	The Subscriber wishes to subscribe for the Subscription Shares in exchange for the transfer of the beneficial title to the A&L Shares from the Subscriber to the Issuer pursuant to the terms of this agreement.

(D)	The Issuer’s acquisition of the A&L Shares from the Subscriber whereby it obtains a majority of the voting rights in A&L, in exchange for the issue of the Subscription Shares to the Subscriber, is a transaction falling within the Council Directive 90/434/EEC of 23 July 1990 on the common system of taxation applicable to mergers, divisions, transfers of assets and exchanges of shares concerning companies of different Member States.
IT IS AGREED:
1.	DEFINITIONS AND INTERPRETATION
1.1	In this agreement the following expressions have, unless inconsistent with the context or otherwise specified, the following meanings:

“A&L”	Alliance & Leicester plc (company number 03263713), a company incorporated in England and Wales having its registered office at Carlton Park, Narborough, Leicester, Leicestershire, LE19 0AL;

“A&L Shares”	422,852,832 ordinary shares of £0.50 each in the capital of A&L;

“Completion”	completion of subscription of the Subscription Shares

pursuant to the terms of this agreement;

“Completion Date”	the date of this agreement;

“Encumbrance”	any mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading), option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect;

“Subscription Shares”	12,631,375,230 ordinary shares of £0.10 each in the capital of the Issuer to be subscribed for by the Subscriber at Completion.
1.2	In this agreement, unless inconsistent with the context or otherwise specified:
(A)	the index and clause headings are inserted for ease of reference only and do not affect its interpretation;

(B)	a reference to a clause is a reference to a clause of this agreement;

(C)	a reference to a person includes a reference to a firm, body corporate, association, authority or partnership;

(D)	references to writing include any mode of reproducing words in a legible form and reduced to paper; and

(E)	references to all or any part of any statute or statutory instrument include any statutory amendment, modification or re-enactment in force from time to time and references to any statute include any statutory instrument or regulations made under it.
2.	AGREEMENT TO SUBSCRIBE
2.1	Subject to clause 3, at Completion (and subject to Completion occurring) the Subscriber agrees to subscribe for, and the Issuer agrees to allot and issue the Subscription Shares in exchange for the transfer of the beneficial title to the A&L Shares from the Subscriber to the Issuer free from all Encumbrances and together with all rights, benefits and advantages of any nature whatsoever now or at any time after the date of this agreement attaching or accruing to them.
2.2	For the avoidance of doubt, Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this clause.

3.	SIGNING AND COMPLETION
3.1	Completion of the subscription for the Subscription Shares shall take place immediately after signature of this agreement at such place as the Subscriber and the Issuer may agree on the Completion Date or as soon as practicable thereafter.
3.2	On Completion (and subject to Completion occurring):
(A)	the Subscriber shall deliver or cause to be delivered to the Issuer a declaration of trust (duly executed by the Subscriber in a form satisfactory to the Issuer) by which the Issuer shall become beneficially entitled to the A&L Shares; and at the same moment

(B)	the Issuer shall issue and allot the Subscription Shares to the Subscriber and shall procure that the name of the Issuer is entered into the share register of the Issuer and that the Issuer issues a share certificate to the Subscriber (or their nominees) in respect of the Subscription Shares.
4.	WARRANTIES AND REPRESENTATIONS
4.1	The Subscriber warrants and represents to the Issuer that each of the statements set out in this clause 4.1 (the “Subscriber’s Warranties”) is true and accurate in all respects and is not misleading at the date of this agreement and at Completion, and that:
(A)	the Subscriber is the sole beneficial owner of the A&L Shares;

(B)	there is no Encumbrance, nor is there any agreement, arrangement or obligation to create or give any Encumbrance, on, over or affecting any of the A&L Shares and no claim has been made by any person to be entitled to any Encumbrance;

(C)	the A&L Shares are fully paid up or credited as fully paid up;

(D)	the Subscriber has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under this agreement and all the documents which are to be executed by it at Completion;

(E)	all corporate action required by the Subscriber validly and duly to authorise the execution and delivery of, and the exercise of its rights and performance of its obligations under, this agreement and all other documents which are to be executed by it at Completion has been duly taken; and

(F)	this agreement and all other documents which are to be executed by it at Completion will, when executed, create legal, valid and binding obligations of the Subscriber enforceable against the Subscriber in accordance with their terms.
4.2	The Issuer warrants, represents and undertakes to the Subscriber that each of the statements set out in this clause 4.2 (the “Issuer’s Warranties”) is true and accurate in all respects and is not misleading at the date of this agreement and Completion, and that:
(A)	the Issuer has the legal right and full power and authority to execute and deliver, and to exercise its rights and perform its obligations under this agreement and all the documents which are to be executed by it at Completion;

(B)	all corporate action required by the Issuer validly and duly to authorise the execution and delivery of, and the exercise of its rights and performance of its obligations under, this agreement and all other documents which are to be executed by it at Completion has been duly taken; and

(C)	this agreement and all other documents which are to be executed by it at Completion will, when executed, create legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.
4.3	The Subscriber’s Warranties shall remain in full force and effect notwithstanding Completion.
5.	GENERAL PROVISIONS
5.1	Costs

Except as otherwise stated in any provision of this agreement, each party shall pay its own costs and expenses incurred in the negotiation and preparation, execution and carrying into effect of this agreement and all other documents referred to in it.
5.2	Further assurance

Each party shall, at its own cost, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form satisfactory to the other party which the other party (acting reasonably) may consider necessary for giving full effect to this agreement and the transactions contemplated by it.
5.3	Entire agreement
(A)	The written terms of this agreement and any other documents referred to in this agreement (the “Subscription Documents”) constitute the entire understanding between the parties, and constitute the whole agreement of the parties in relation to their subject matter and supersede any previous agreement between the parties with respect thereto.

(B)	Each party acknowledges that in entering into the Subscription Documents it is not relying upon any pre-contractual statement which is not set out in the Subscription Documents.

(C)	Except in the case of fraud, no party shall have any right of action against any other party to this agreement arising out of or in connection with any pre-

contractual statement except to the extent that it is repeated in the Subscription Documents.
(D)	For the purposes of this clause, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this agreement made or given by any person at any time prior to this agreement becoming legally binding.
5.4	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.
5.5 Severability
If at any time any provision of this agreement is or becomes, or is adjudicated by any court of competent jurisdiction or public authority to be, illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this shall not affect or impair:
(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.
5.6	Amendment

This agreement may be amended or modified in whole or in part at any time by an agreement in writing executed by or on behalf of the parties to this agreement.
5.7	Waiver

No failure to exercise or delay in exercising any right or remedy under this agreement shall constitute a waiver thereof and no waiver by either party of any breach or non-fulfilment by the other party of any provision of this agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision of this agreement. No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.
5.8	Assignment

This agreement shall be binding upon and inure for the benefit of the successors of the parties, but neither party may assign, encumber, dispose of or otherwise transfer any of its rights under this agreement.

5.9	Counterparts
This agreement may be executed in one or more counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute the same instrument.
5.10	Notices
(A)	A notice or other communication in connection with this agreement:
(i)	must be in writing; and

(ii)	must be left at the address of the addressee or sent by prepaid ordinary post (airmail if posted overseas) to the address of the addressee which is specified in clause (B) of this agreement or, if the addressee notifies another address or a facsimile number for such purpose, then to that other address or facsimile number.
(B)	The address of each party for the purposes of clause (A) is:
(i)	Banco Santander, S.A. with registered office at Paseo de Pereda 9-12, Santander, Spain, and Spanish tax identification number (CIF) A39.000.013 marked for the attention of the Secretario and

(ii)	Abbey National plc at the registered office of Abbey National House, 2 Triton Square, Regents Place, London NW1 3AN, marked for the attention of the Company Secretary.
(C)	A notice or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with clause (D)) unless a later time is specified in it. A notice or communication sent by facsimile transmission shall be confirmed by personal delivery or by post in accordance with clause (A) within two business days of the facsimile taking effect.

(D)	Any notice or other communication given or made under or in connection with the matters contemplated by this agreement shall be addressed as provided in clause (B) and, if so addressed, shall be deemed to have been duly given or made as follows:
(i)	if personally delivered, upon delivery at the address of the relevant party;

(ii)	if sent by first class post, two business days after the date of posting;

(iii)	if sent by airmail, six business days after the date of posting; and

(iv)	if sent by facsimile transmission, on receipt of printed confirmation of successful transmission.

6.	GOVERNING LAW AND JURISDICTION
6.1	This agreement is governed by, and shall be construed in accordance with, the law of England and Wales.
6.2	In relation to any legal action or proceedings to enforce this agreement or arising out of or in connection with this agreement and the legal relationship established by this agreement each of the parties irrevocably submits to the exclusive jurisdiction of the Courts of England and Wales and waives any right to object to such proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inappropriate forum.

IN WITNESS WHEREOF the parties hereto or their duly authorised representatives have executed this agreement the day and year first above written.

SIGNED by	)
for and on behalf of	)
)
BANCO SANTANDER, S.A. by	)
a duly authorised representative	)
of/for and on behalf of	)

Authorised Representative

SIGNED by	)
a duly authorised representative	)
of/for and on behalf of	)
)
ABBEY NATIONAL plc	)

Authorised Representative